Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement Nos 333-107721, 333-112871, and 333-140820 on Form S-8 of our report dated December 22, 2008, relating to the consolidated balance sheets of LiveDeal, Inc. and Subsidiaries as of September 30, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for years then ended, included in the 2008 Annual Report on Form 10-K of LiveDeal, Inc. and Subsidiaries.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
December 22, 2008